Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

I have issued my report dated March 28, 2006, accompanying the financial statements of Big A Drilling Company LC as of December 31, 2005. This report is contained in Bronco Drilling Company, Inc.’s Prospectus and Registration Statement on Form S-1. I consent to the use of the aforementioned reports in the Registration Statement, and to the use of my name as it appears under the caption “Experts.”

/s/ Clinton R. Kindell, CPA P.C.

Oklahoma City, OK

May 19, 2006